As filed with the U.S. Securities and Exchange Commission on July 10, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OBLONG, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0312442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25587 Conifer Road, Suite 105-231
Conifer, Colorado	80433
(Address of Principal Executive Offices)	(Zip Code)

2019 EQUITY INCENTIVE PLAN
(Full title of the plan)

David Clark
Chief Financial Officer, Treasurer and Corporate Secretary
25587 Conifer Road, Suite 105-231
Conifer, Colorado 80433
(303) 640-3838
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to: Ronald R. Levine, II, Esq. Arnold & Porter Kaye Scholer LLP 1144 Fifteenth Street, Suite 3100 Denver, Colorado 80202 Telephone: (303) 863-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
__________________________________________________________________________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,021,000	$1.49	$4,501,290	$584.27
(1) This Registration Statement (this “Registration Statement”) registers the issuance of an aggregate of 3,021,000 shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Oblong, Inc. (the “Registrant”), comprised of 2,600,000 new shares of Common Stock reserved for issuance under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and 421,000 shares of Common Stock that were previously authorized to be issued under the Company’s 2014 Equity Incentive Plan (as amended to date, the “2014 Plan”) and remain available for issuance under the 2019 Plan. For more details, please see the explanatory note following this page.
(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the 2019 Plan as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the Company’s Common Stock.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as quoted on the NYSE American on July 6, 2020.

EXPLANATORY NOTE
At the 2019 Annual Meeting of Stockholders of Oblong, Inc., a Delaware corporation (the “Company”), held on December 19, 2019 (the “Effective Date”), the Company’s stockholders approved the Company’s 2019 Equity Incentive Plan (the “2019 Plan”). The Company’s Board of Directors previously approved the 2019 Plan, subject to the approval of the Company’s stockholders.
The 2019 Plan replaced the Company’s 2014 Equity Incentive Plan (as amended to date, the “2014 Plan”). The 2019 Plan provides that a maximum of 3,021,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), are reserved for issuance under the 2019 Plan, consisting of 2,600,000 new shares of Common Stock under the 2019 Plan (the “New Shares”) plus an additional 421,000 shares of Common Stock (after giving effect to the Company’s 1-for-10 reverse stock split which occurred on April 17, 2019) that were previously authorized for issuance under the 2014 Plan and that, as of the Effective Date, were not subject to outstanding awards (the “Unused Shares”). No further grants of awards will be made under the 2014 Plan; however, outstanding awards granted under the 2014 Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2014 Plan and the applicable award agreements. This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Company to register 3,021,000 shares of the Company’s Common Stock for issuance under the 2019 Plan, including the New Shares and the Unused Shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2019 Plan, as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to “Item 3. Incorporation of Documents by Reference” of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
our Annual Report on Form 10-K (File No. 001-35376) for the year ended December 31, 2019, filed with the Commission on May 15, 2020, (and our related Notification of Late Filing on Form 12b-25 filed with the Commission on May 15, 2020, in connection therewith) as amended by our Amendment to Annual Report on Form 10-K/A (File No. 001-35376), filed with the Commission on May 28, 2020;

•	our Quarterly Report on Form 10-Q (File No. 001-35376) for the three months ended March 31, 2020, filed with the Commission on June 29, 2020;

•	our Current Reports on Form 8-K (File No. 001-35376) filed with the Commission on February 27, 2020, March 9, 2020, March 30, 2020, April 16, 2020, May 7, 2020, and May 15, 2020; and

•
the description of our Common Stock set forth in our Registration Statement on Form 8-A12B filed with the Commission on December 12, 2011, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached a duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.
Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper.
The Company’s Amended & Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s Amended & Restated Bylaws, as amended, provide that the Company shall indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity obligation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Company must also indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company and a similar standard of care is applicable in the case of such actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper. The Company’s by-laws also provide that the Company must advance expenses to its directors and officers in connection with their defense.
The Company has entered into indemnification agreements with all of its directors and officers. Under the indemnification agreements the Company is required to indemnify its directors and officers to the full extent authorized or permitted by the provisions of the DGCL and the Company’s by-laws, provided that the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the director or officer had no reasonable cause to believe such person’s conduct was unlawful. Under the indemnification agreements the Company is also required to advance expenses to the director or officer in connection with such person’s defense. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
Item 7.  Exemption from Registration Claimed.
Not applicable.

Item 8.  Exhibits.
The exhibits to this registration statement are listed in the Exhibit Index hereto and are incorporated herein by reference.
Item 9.  Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 10, 2020.

OBLONG, INC.

By:	/s/ Peter Holst
Name: Peter Holst
Title: Chief Executive Officer and President

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Peter Holst and David Clark, each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 10, 2020	By:	/s/ Peter Holst
Peter Holst Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

Date: July 10, 2020	By:	/s/ David Clark
David Clark Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)

Date: July 10, 2020	By:	/s/ Jason Adelman
Jason Adelman Director

Date: July 10, 2020	By:	/s/ James Lusk
James Lusk Director

Date: July 10, 2020	By:	/s/ Richard Ramlall
Richard Ramlall Director

Date: July 10, 2020	By:	/s/ John Underkoffler
John Underkoffler Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Oblong, Inc. 2019 Equity Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2019, and incorporated herein by reference).
5.1†	Opinion of Arnold & Porter Kaye Scholer LLP.
23.1†	Consent of EisnerAmper LLP.
23.2†	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1).
24.1†	Powers of Attorney (included on the signature page hereto).
__________________________________
†Filed herewith.